sea containers ltd

                                                                    news release

                                                      Contact: William W. Galvin
                                                               203 / 618-9800


       SEA CONTAINERS ANNOUNCES REDEMPTION OF 12 1/2% SENIOR SUBORDINATED
                   DEBENTURES DUE 2004, SERIES A AND SERIES B

Hamilton, Bermuda, May 7, 2004 -- Sea Containers Ltd. (NYSE: SCRA and SCRB, http://www.seacontainers.com), marine container lessor, passenger and freight transport operator, and leisure industry investor, today announced that it is exercising its right to redeem all of the aggregate $79,729,000 principal amount of its outstanding 12 1/2% Senior Subordinated Debentures due 2004, Series A and Series B. The Series A Debentures are listed on the New York Stock Exchange under the symbol SCRA04 (cusip # 811371 AA 1), and the Series B Debentures are listed on the New York Stock Exchange under the symbol SCRB04 (cusip # 811371 AB
9).

The redemption date will be June 7, 2004. The semi-annual installment of interest due on June 1, 2004 will be paid in the usual manner. On the June 7, 2004 redemption date, holders of the Debentures will be entitled to $1,002.08 per $1,000 principal amount of the Debentures, including $2.08 of interest accrued and unpaid to the redemption date. The redemption price is payable on presentation and surrender of the Debenture certificates at the office of The Bank of New York at the following addresses.

BY HAND OR OVERNIGHT MAIL:

The Bank of New York
111 Sanders Creek Parkway
East Syracuse, New York 13057

(To confirm by telephone or for information call (800) 548-5075)

BY REGISTERED OR CERTIFIED MAIL:

The Bank of New York
P.O. Box 396
East Syracuse, New York 13057



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